Exhibit 11

                 STATEMENT OF COMPUTATION OF PER SHARE EARNINGS




                                                    Six Months Ended June 30,
                                           ---------------------------------------------
                                                            2001                   2000
                                           ---------------------------------------------
Net Income                                                 1,550                    959
  Less dividends on preferred stock                          (12)                   (12)
                                           ---------------------------------------------

Net Income available to common
  stockholders                                             1,538                    947

Average shares outstanding - both basic
  and diluted                                            668,360                668,360

Earnings per share - Basic and diluted                     $2.30                  $1.42



                                                   Three Months Ended June 30,
                                           ---------------------------------------------
                                                            2001                   2000
                                           ---------------------------------------------
Net Income                                                   679                    363
  Less dividends on preferred stock                           (6)                    (6)
                                           ---------------------------------------------

Net Income available to common
  stockholders                                               673                    357

Average shares outstanding - both basic
  and diluted                                            668,360                668,360

Earnings per share - Basic and diluted                     $1.01                  $0.53






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